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                                                                    Exhibit 10.1


                              EMPLOYMENT AGREEMENT

                  This EMPLOYMENT AGREEMENT is made as of December 30, 1999, by Dean & DeLuca, Inc., a Delaware corporation (the "EMPLOYER"), and John B. Richards, an individual (the "EXECUTIVE").

                  The parties, intending to be legally bound, hereby agree as follows:

1.       EMPLOYMENT TERMS AND DUTIES

         1.1      EMPLOYMENT; DUTIES

                  The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, as its President, with such duties consistent with such position as are assigned or delegated to him by the Board of Directors of Employer or any duly authorized committee thereof (the "Board"). If, in the good faith judgment of the Board, Executive is satisfactorily performing his duties hereunder, then within one year from commencement of Executive's employment under this Agreement, Executive shall be appointed to the additional position of Chief Executive Officer of the Company. The Employer will nominate the Executive to serve as a member of the Board. The Executive will devote his entire business time, attention, skill and energy exclusively to the business of the Employer, will use his best efforts to promote the success of the Employer's business, and will cooperate fully with the Board in the advancement of the best interests of the Employer.

         1.2      TERM

                  The term of the Executive's employment under this Agreement will be three years, beginning on a date to be mutually agreed by the Executive and Employer and ending on the third anniversary of such date, subject to
Section 5.

2.       COMPENSATION

         2.1      BASIC COMPENSATION

                  (a) SALARY. The Executive will be paid an annual salary of $500,000 (the "SALARY"), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly.

                  (b) OPTION GRANTS. Upon the execution of this Agreement, the Employer will issue to the Executive options to acquire 450,000 shares of Common Stock (900,000 shares after giving effect to a two-for-one stock split scheduled for January 2000) at an exercise price of $4.18 ($2.09 after giving effect to a two-for-one stock split scheduled for January 2000) per share, in the form of Exhibit A.

                  (c) BENEFITS. The Executive will, during the term of his employment be entitled to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical and other employee benefit plans of the Employer as may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the "BENEFITS"). The Benefits shall include (i) hospitalization and major medical coverage effective from the first day of Executive's employment hereunder (if the Employer's plans do not provide for immediately effective coverage, the Employer may satisfy this requirement by reimbursing the Executive for the cost of obtaining coverage under the Comprehensive Omnibus Budget Reconciliation Act from his prior employer for the period prior to effectiveness of coverage under Employer's plans) and (ii) $1,000,000 of term life insurance coverage, if obtainable at normal rates. The Executive will also be entitled to be reimbursed for the initiation fee to become a member of a club of his choice, in amount not to exceed $75,000.


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         2.2      BONUS COMPENSATION

                  Following consummation by Employer of a Qualified IPO (as defined in Employer's certificate of incorporation), the Executive shall be paid a bonus (the "BONUS") for each fiscal year (or pro rata portion thereof) during the term of his employment, beginning with the fiscal year ending in 2001, in an amount (not exceeding $275,000) determined by the Board, but not less than $137,500, with the balance, if any, based upon the achievement of performance criteria agreed upon in good faith by Executive and the Board. The bonus for a fiscal year will be payable within 90 days after the end of that fiscal year.

         2.3      NOTE REPLACEMENT

         The Employer will advance to the Executive the amount of approximately $68,000 payable by Executive to Dean & DeLuca, Inc. under a promissory note dated ___________ , such advance to be evidenced by the Executive's promissory note in the form of Exhibit B.

3.       EXPENSES

                  (A) The Employer will reimburse the Executive for reasonable expenses incurred by the Executive at the request of, or on behalf of, the Employer in the performance of his duties pursuant to this Agreement, to the extent incurred and documented in accordance with the Employer's policies.

                  (B) The Employer will reimburse (or, in the case of clause
         (vi), advance to) the Executive for reasonable relocation expenses incurred by the Executive, including, without duplication: (i) temporary living and travel expenses for Executive during moving transition period, not to exceed 8 months; (ii) real estate closing expenses incurred by Executive in connection with the sale of his current residence and the purchase of a new home, including fees on any new mortgage of up to 2 points; (iii) costs of moving and/or storing all of Executive's personal effects, including packing and unpacking, and transport of automobiles; (iv) expenses for travel and first class hotel accommodation for Executive, his spouse and family up to ten trips to the San Francisco metropolitan area to search for a new home;
         (v) travel expenses to move Executive's family to his new home; (vi) costs of housing advance based on published index of housing cost differentials in Seattle and the location of his new home, less the amount of profits made by Executive on the sale of his residence in Seattle, which advance shall not exceed $500,000; and (vii) if necessary, temporary living expenses for family in new location while searching for a home, for a period not to exceed 6 months. Employer will advance $25,000 to Executive upon execution of this Agreement to cover relocation incidentals. The advance referred to in clause (vi) shall be evidenced by a promissory note in the form of Exhibit C, which shall be forgiven as to 25% of the amount thereof on each annual anniversary of the date of this Agreement if the Executive is then employed by the Company. If the Executive purchases a new home prior to the sale of his residence in Seattle, the Employer will also provide the Executive with up to $3,000,000 of "bridge financing" for the purchase of his new home through either (i) a guaranty of a short-term (not to exceed 90 days) mortgage loan from a bank or other financial institution or (ii) a short-term (not to exceed 90 days) mortgage loan from the Employer. Should the Executive voluntarily leave the employ of the Company (other than for Good Reason, as defined below) and obtain new employment during the term of this Agreement, Executive shall reimburse Company in full for the above relocation costs, plus the amount of the executive recruitment fee paid by the Company in connection with the Executive's recruitment.


                  (C) The Employer will reimburse the Executive for the reasonable fees of legal counsel retained by the Executive in connection with the negotiation of this Agreement, to the extent not exceeding $10,000.

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4.       VACATIONS, HOLIDAYS AND HOME LEAVE

         4.1 The Executive will be entitled to four weeks' paid vacation each calendar year in accordance with the vacation policies of the Employer in effect for its executive officers from time to time.

5.       TERMINATION

         5.1      EVENTS OF TERMINATION

                  This Agreement and any and all benefits and rights of the Executive under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 6):

                  (a)      upon the death of the Executive;

                  (b) upon the Disability of the Executive immediately upon notice from either party to the other;

                  (c) For Cause, immediately upon notice from the Employer to the Executive, or at such later time as such notice may specify; or

                  (d) For Good Reason upon not less than thirty days' prior notice from the Executive to the Employer.

         5.2      DEFINITION OF DISABILITY

                  For purposes of Section 5.1, the Executive will be deemed to have a "Disability" if, for physical or mental reasons, the Executive is unable to perform the Executive's duties under this Agreement for 60 consecutive days, or 120 days during any twelve month period, as determined by the Board in good faith. In order to assist the Board in making that determination, the Executive will submit to a reasonable number of examinations by a medical doctor designated by the Board and the Executive hereby authorizes the disclosure and release to the Employer of the results of such examinations and all supporting medical records.

         5.3      DEFINITION OF "FOR CAUSE"

                  For purposes of Section 5.1, the phrase "For Cause" means: (a) the Executive's breach of this Agreement in any material respect; (b) the Executive's failure to substantially perform his assigned duties hereunder or to adhere to any written Employer policy if such failure continues uncured for at least ten days after notice thereof; (c) the appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (d) the misappropriation (or attempted misappropriation) of any of the Employer's funds or property; (e) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime, involving fraud or falsehood, or with respect to which imprisonment is a possible punishment; or (f) use of illegal drugs or controlled substances or excessive and recurring consumption of alcoholic beverages.



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         5.4      DEFINITION OF "FOR GOOD REASON"

                  For purposes of Section 5.1, the phrase "For Good Reason" means any of the following: (a) the Employer's breach of this Agreement in any material respect that continues uncured for at least ten days after notice thereof from the Executive; (b) the assignment of the Executive without his consent to a position, responsibilities, or duties inconsistent with Section 1;
(c) the requirement by the Employer that the Executive's principal place of employment be anywhere more than 75 miles from the City of San Francisco, without the Executive's consent; or (d) the assignment of Employer's rights under this Agreement pursuant to Section 8.6, without the Executive's consent .

         5.5      TERMINATION PAY

                  Effective upon the termination of this Agreement, the Employer will be obligated to pay the Executive (or, in the event of his death, his estate) only such compensation as is provided in this Section 5.5, in lieu of all other amounts and in settlement and complete release of all claims the Executive may have against the Employer.

                  (A) TERMINATION FOR GOOD REASON OR OTHER THAN FOR CAUSE. If the Executive's employment pursuant to this Agreement is terminated by the Employer other than For Cause or by the Executive for Good Reason, the Employer shall continue to pay to the Executive the Executive's Salary and Bonus for the remainder of the term of this Agreement, and (during such period or, if earlier, until he obtains new employment providing health benefits coverage) the Employer shall provide such continuation of health benefits coverage, including, without limitation, medical and dental coverage, required to be provided to employees, former employees and the beneficiaries or dependents of such employees and former employees under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, or, if applicable, Section 4980B of the Internal Revenue Code of 1986, as amended, on terms no less favorable to the Executive than the terms on which such coverage was provided prior to termination of his employment; provided that, although the Executive shall have no duty to mitigate by obtaining new employment, if the Executive obtains new employment or is otherwise compensated for the performance of services, all compensation received by Executive from the new employer whether in the form of a signing bonus, salary or otherwise, shall be deducted on a going forward basis from the Salary and Bonus payable by Employer to Executive pursuant to this Section 5.5(A).

                  (B) TERMINATION UPON DISABILITY. If the Executive's employment pursuant to this Agreement is terminated by either party as a result of the Executive's Disability, as determined under Section 4.2, (i) the Employer will pay the Executive his Salary through the remainder of the calendar month during which such termination is effective, and that part of the Executive's Bonus for the calendar year during which his disability occurs, in each case prorated through the end of the calendar month during which his Disability occurs.

                  (C) TERMINATION UPON DEATH. If the Executive's employment pursuant to this Agreement is terminated because of the Executive's death, the Executive's estate will be entitled to receive Executive's Salary through the end of the calendar month in which his death occurs, and that part of the Executive's Bonus for the calendar year during which his death occurs, in each case prorated through the end of the calendar month during which his death occurs.

                  (D) BENEFITS. The Executive's accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of his employment pursuant to this Agreement, and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in this Agreement or in such plans. The Executive shall receive upon termination of his employment payment, at the rate of the Salary, for unused vacation that has accrued pursuant to Section
         4.1 through the date of such termination (pro rated for the calendar year in which such


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         termination occurs). The Executive will not receive, as part of his termination pay pursuant to this Section 5, any other payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement.

6.       NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

         6.1      ACKNOWLEDGMENTS BY THE EXECUTIVE

                  The Executive acknowledges that (a) during the term of and as a part of his employment, the Executive will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) because the Executive possesses substantial technical expertise and skill with respect to the Employer's business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; and (d) the provisions of this Section 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee Inventions.

                  "CONFIDENTIAL INFORMATION" shall mean any and all:

                  (a) trade secrets concerning the business and affairs of the Employer and its subsidiaries, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs and methods and information), and any other information, however documented, that is a trade secret under applicable law; and

                  (b) information concerning the business and affairs of the Employer and its subsidiaries (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training and techniques and materials), however documented; and

                  (c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer or any of its subsidiaries containing or based, in whole or in part, on any information included in the foregoing.

                  "EMPLOYEE INVENTION" shall mean any idea, invention, technique, modification, process or improvement (whether patentable or not), any industrial design (whether registerable or not) and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Executive, either solely or in conjunction with others, during the term of his employment, or a period that includes a portion of the term of his employment, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer or any of its subsidiaries, and any such item created by the Executive, either solely or in conjunction with others, following termination of the Executive's employment with the Employer, that is based upon or uses Confidential Information.



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         6.2      COVENANTS OF THE EXECUTIVE

                  In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants as follows:

                  (A)      CONFIDENTIALITY.

                           (i) During and following the term of his employment,
                  the Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

                           (ii) Any trade secrets of the Employer will be
                  entitled to all of the protections and benefits under applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret.

                           (iii) None of the foregoing obligations and
                  restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

                           (iv) The Executive will not remove from the
                  Employer's or any of its subsidiaries' premises (except to the extent such removal is for purposes of the performance of the Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "PROPRIETARY ITEMS"). The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Executive will return to the Employer all of the Proprietary Items in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

                  (B) EMPLOYEE INVENTIONS. Each Employee Invention will belong exclusively to the Employer. The Executive acknowledges that all of the Executive's writing, works of authorship, specially commissioned works and other Employee Inventions are works made for hire and the property of the Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Employer all of the Executive's right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Inventions. The Executive covenants that he will promptly:

                           (i) disclose to the Employer in writing any Employee
                  Invention;

                           (ii) assign to the Employer or to a party designated
                  by the Employer, at the Employer's request and without additional compensation, all of the Executive's right to the Employee Invention for the United States and all foreign jurisdictions;


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                           (iii) execute and deliver to the Employer such
                  applications, assignments and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

                           (iv) sign all other papers necessary to carry out the
                  above obligations; and

                           (v) give testimony and render any other assistance in
                  support of the Employer's rights to any Employee Invention.

         6.3      DISPUTES OR CONTROVERSIES

                  The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

7.       NON-COMPETITION AND NON-INTERFERENCE

         7.1      ACKNOWLEDGMENTS BY THE EXECUTIVE

                  The Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character; (b) the Employer's business is international in scope and its products are marketed throughout the United States and internationally; (c) the Employer competes with other businesses that are or could be located in any part of the world; and (d) the provisions of this
Section 7 are reasonable and necessary to protect the Employer's business.

         7.2      COVENANTS OF THE EXECUTIVE

                  In consideration of the acknowledgments by the Executive, and in consideration of the compensation and benefits to be paid or provided to the Executive by the Employer, the Executive covenants that he will not, directly or indirectly:

                  (a) during the term of his employment, except in the course of his employment hereunder, and during the Post-Employment Period (as defined below), engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with, or in any manner connected with, lend the Executive's name or any similar name to, lend Executive's credit to or render services or advice to, any business engaged in any aspect of Employer's Business; PROVIDED, HOWEVER, that the Executive may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are registered under Section 12 of the Securities Exchange Act of 1934, as amended;

                  (b) whether for the Executive's own account or for the account of any other person, at any time during the term of his employment and the Post-Employment Period, solicit business related to the Employer's Business from any person known by the Executive to be a customer of the Employer or any of its subsidiaries, whether or not the Executive had personal contact with such person during and by reason of the Executive's employment with the Employer;



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                  (c) whether for the Executive's own account or the account of any other person (i) at any time during the term of his employment and the Post-Employment Period, solicit, employ or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Employer or any of its subsidiaries at any time during the term of his employment or in any manner induce or attempt to induce any employee of the Employer or any of its subsidiaries to terminate his employment with the Employer or any of its subsidiaries; or (ii) at any time during the term of his employment and for three years thereafter, interfere with the Employer's or any of its subsidiaries' relationships with any person, including any person who at any time during the Employment Period was an employee, contractor, supplier, or customer of the Employer or any of its subsidiaries; or

                  (d) at any time during or after the term of his employment, disparage the Employer or any of its subsidiaries, shareholders, directors, officers, employees or agents.

                  For purposes of this Section 7.2, (i) the term "Post-Employment Period" means the two-year period beginning on the date of termination of the Executive's employment with the Employer, unless the Executive's employment pursuant to this Agreement is terminated by the Employer other than For Cause or by the Executive for Good Reason, in which event it shall end on the date of termination of the Executive's employment and (ii) the term "Employer's Business" means the development, marketing, distribution and sale of gourmet and specialty foods, premium wines and beverages and housewares, including, but not limited to, through the Internet, direct mail catalogue and specialty food markets and cafes.

                  If any covenant in this Section 7.2 is held to be unreasonable, arbitrary or against public policy, such covenant will be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding and enforceable against the Executive.

                  The period of time applicable to any covenant in this Section
7.2 will be extended by the duration of any violation by the Executive of such covenant.

                  The Executive will, while the covenant under this Section 7.2 is in effect, give notice to the Employer, within ten days after accepting any other employment, of the identity of the Executive's employer. The Employer may notify such employer that the Executive is bound by this Agreement and, at the Employer's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

8.       GENERAL PROVISIONS

         8.1      INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

                  The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 6 and 7) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief. In any action to obtain such relief, if the Executive is the prevailing party he shall be entitled to recover from the Employer the reasonable costs incurred by him in defending such action, including, without limitation, reasonable attorneys' fees.

                  Without limiting the Employer's rights under this Section 8 or any other remedies of the Employer, if the Executive breaches any of the provisions of Section 6 or 7, the Employer will have the right


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to cease making any payments otherwise due to the Executive under this
Agreement. If the Employer ceases making any such payments to the Executive by reason of the preceding sentence and it is finally judicially determined that the Executive had not breached any of the provisions of Section 6 or 7 and that the Employer's failure to make such payments was not authorized by the preceding sentence, the Executive shall be entitled to recover, in addition to the payments that the Employer improperly failed to make, interest on each such payment from the date it was due until it is made at the prime rate of The Chase Manhattan Bank.

         8.2      COVENANTS OF SECTIONS 6 AND 7 ARE ESSENTIAL AND
INDEPENDENT COVENANTS

                  The covenants by the Executive in Sections 6 and 7 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed or continued the employment of the Executive. The Employer and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

                  The Executive's covenants in Sections 6 and 7 are independent covenants and the existence of any claim by the Executive against the Employer under this Agreement or otherwise will not excuse the Executive's breach of any covenant in Section 6 or 7.

                  If the Executive's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Sections 6 and 7.

         8.3      REPRESENTATIONS AND WARRANTIES BY THE EXECUTIVE

                  The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

         8.4      OBLIGATIONS CONTINGENT ON PERFORMANCE

                  Except as otherwise specifically provided herein, the obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive's performance of the Executive's obligations hereunder.

         8.5      WAIVER

                  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party


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or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

         8.6      BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

                  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

         8.7      NOTICES

                  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

                  If to Employer:

                  Dean & DeLuca, Inc.
                  560 Broadway
                  New York, NY
                  Attention: Dane J. Neller, Chief Executive Officer Facsimile No.: (212) 965-1765

                  With a copy to:

                  Kaye, Scholer, Fierman, Hays & Handler, LLP
                  425 Park Avenue
                  New York, NY 10022
                  Attention: Joel I. Greenberg, Esq.
                  Facsimile No.: 212-836-8211

                  If to the Executive:

                  1215 Lexington Way East
                  East Seattle, Washington 98112
                  Facsimile No.: (206) 324-7770


         8.8      ENTIRE AGREEMENT; AMENDMENTS

                  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.



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



         8.9      GOVERNING LAW

                  This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

         8.10     JURISDICTION

                  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

         8.11     SECTION HEADINGS, CONSTRUCTION

                  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         8.12     SEVERABILITY

                  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         8.13     COUNTERPARTS

                  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.




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         IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as of the date above first written above.

                                                      DEAN & DELUCA, INC.

                                                      By: /s/ Dane J. Neller
                                                          ----------------------
                                                          Name: Dane J. Neller



                                                      EXECUTIVE:

                                                      /s/ John B. Richards
                                                      -------------------------
                                                            John B. Richards



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